EX-99.B4.b. Income Protector Rider

Income Protector Rider

This rider is designed to provide a payment stream for life.

This rider forms a part of the Base Contract to which it is attached and is effective on the Rider Effective Date shown on the Contract Schedule.  In the case of a conflict with any provision in the Base Contract, the provisions of this rider control.  Defined terms and contractual provisions are set forth in the Base Contract or are added in this rider.  This rider terminates as indicated under the Conditions for Termination of this Rider section.

Definitions
Definitions specific to this rider that are not in the Base Contract follow.

Annual Increase
A calculation we use in determining the Benefit Base under this rider.

Annual Increase Percentage
A number we use in the Annual Increase calculation.  The Annual Increase Percentage is shown on the Contract Schedule.

Base Contract
The contract to which this rider is attached.

Benefit Anniversary
A twelve-month anniversary of the Benefit Date.

Benefit Date
The date Lifetime Plus Payments begin.  It is also the date we first establish the initial annual maximum Lifetime Plus Payment.

Benefit Year
Any period of 12 months commencing with the Benefit Date and each Benefit Anniversary thereafter.

Covered Person(s)
The person(s) on whose life (lives) we base Lifetime Plus Payments.  We determine the Covered Person(s) on the Rider Effective Date.

For single Lifetime Plus Payments.
•	If the Base Contract is solely owned, the Covered Person is the Owner.
•	If the Base Contract is owned by a non-individual, the Covered Person is the Annuitant.
•
If the Base Contract is jointly owned, you may be able to choose which Joint Owner is the Covered Person subject to the Maximum Age for Selecting the Income Protector shown on the Contract Schedule. We only allow Joint Owners who are spouses to select this rider.

For joint Lifetime Plus Payments, the Covered Persons must be spouses.

For joint Lifetime Plus Payments under contracts that are not qualified under the tax code:
•	If the Base Contract is jointly owned, the Joint Owners are the Covered Persons; or
•	If the Base Contract is solely owned, one Covered Person must be the sole Owner and Annuitant and the other Covered Person must be the sole primary Beneficiary.

For joint Lifetime Plus Payments under contracts that are qualified under the tax code:
•	If the Base Contract is solely owned, one Covered Person must be the sole Owner and Annuitant and the other Covered Person must be the sole primary Beneficiary; or
•	If the Base Contract is owned by a qualified plan or a custodian, then one Covered Person must be the Annuitant and the other Covered Person must be the sole contingent Beneficiary.

After we issue this rider, you cannot add, remove or replace a Covered Person.

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Definitions continued from the previous page

Covered Person(s) (continued)
If a person is no longer an Owner, Joint Owner, Annuitant, or Beneficiary as required above, that person no longer qualifies as a Covered Person and we remove him or her as such from this rider.

Spouses must qualify as such under federal law until this rider terminates.  If at any time before this rider terminates Joint Covered Persons are no longer spouses you must send us written notice, and we will remove one Covered Person from this rider and from Base Contract as an Owner, Joint Owner or Annuitant.

Once we remove a person as a Covered Person, he or she cannot be reinstated.

If we remove a Joint Covered Person, we will continue to assess the Rider Charge and calculate the Lifetime Plus Payments as joint Lifetime Plus Payments.  Lifetime Plus Payments will continue and end based on the life of the remaining Covered Person.  In addition, we will continue tracking the ages of both original Covered Persons.  Any reference in this rider to the age of the older or younger Covered Person refers to the age of the original older or younger Covered Person.

Daily Transactions
On a Business Day, any Additional Purchase Payments received, any withdrawals taken, or Transfer Fees deducted.  Withdrawals include Lifetime Plus Payments and Excess Withdrawals.

Excess Withdrawal
An Excess Withdrawal is the amount of a withdrawal taken on or after the Benefit Date that, when added to other withdrawals taken during the Benefit Year and the annual actual Lifetime Plus Payment, is greater than the annual maximum Lifetime Plus Payment. We treat any portion of a withdrawal you take while you are receiving Lifetime Plus Payments that is not an Excess Withdrawal as a Lifetime Plus Payment.  An Excess Withdrawal includes any applicable withdrawal charge and reduces the values calculated under this contract as a withdrawal.

You cannot take a partial Excess Withdrawal if the Contract Value, at the end of the Business Day before your withdrawal request, is less than the Minimum Required Value shown on the Contract Schedule. You also cannot take a partial Excess Withdrawal if the Contract Value, at the end of the Business Day that we process your withdrawal request, would be less than the Minimum Required Value shown on the Contract Schedule.  In this case, we send you the total Contract Value, Lifetime Plus Payments stop, and this rider and the Base Contract terminate on the Business Day you took the withdrawal.

Lifetime Plus Payment
The payment we make to you under this rider.

Maximum Rider Anniversary
The Quarterly Anniversary that occurs on the number of Guarantee Years after the Rider Effective Date.  The Guarantee Years are shown on the Contract Schedule.

Quarterly Anniversary
The day that occurs three, six, and nine calendar months after the Rider Effective Date or any subsequent Rider Anniversary.  Quarterly Anniversaries also include Rider Anniversaries.

Quarterly Anniversary Value
A calculation we use in determining the Benefit Base under this rider.

Rider Anniversary
A twelve-month anniversary of the Rider Effective Date.

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Income Protector

Exercising Lifetime Plus Payments under this Rider
You can begin receiving Lifetime Plus Payments by Authorized Request if, on the Benefit Date, all Covered Person(s) meet the Ages At Which You Can Exercise The Income Protector shown on the Contract Schedule.  The Available Benefit Dates are shown on the Contract Schedule.  Lifetime Plus Payments begin on the Benefit Date.

Before the Benefit Date, if the Contract Value is reduced to zero for any reason while this rider is in effect, we begin making annual maximum Lifetime Plus Payments to you once all Covered Persons meet the Ages At Which You Can Exercise The Income Protector.

Beginning on the Benefit Date, the following applies.
•	You cannot make Additional Purchase Payments to the Base Contract.
•	Each Lifetime Plus Payment and Excess Withdrawal reduces the guaranteed values provided by the Death Benefit as a withdrawal.
•	Each Lifetime Plus Payment and Excess Withdrawal reduces the Contract Value and any Bonus Value.

Lifetime Plus Payments
On the Benefit Date, or on the next Business Day if the Benefit Date is not on a Business Day, we base the initial annual maximum Lifetime Plus Payment on the Benefit Base and the current age-based payment percentage of the younger Covered Person shown in the Annual Maximum Lifetime Plus Payment Table on the Contract Schedule.

You may choose to receive less than the annual maximum Lifetime Plus Payment by Authorized Request on the Benefit Date or within 30 days before any Benefit Anniversary.  Your request is effective on the Benefit Date or on the Benefit Anniversary.  If the Benefit Date or Benefit Anniversary does not occur on a Business Day, your request is effective on the next Business Day.  Any part of the annual maximum Lifetime Plus Payment that you do not withdraw in a given Benefit Year is not added to the annual maximum Lifetime Plus Payment available the next Benefit Year.

The amount you request to receive is the annual actual Lifetime Plus Payment.  On the Benefit Date and on each subsequent Benefit Anniversary, each actual Lifetime Plus Payment for the Benefit Year is equal to the annual actual Lifetime Plus Payment divided by the number of payments you selected to receive each year.  If the Lifetime Plus Payment date does not fall on a Business Day, we make the payment as of the next Business Day.  Lifetime Plus Payments are not subject to a withdrawal charge.

The annual maximum Lifetime Plus Payment must meet the Minimum Lifetime Plus Payment shown on the Contract Schedule or any Lifetime Plus Payments we are making stop, and this rider terminates.  Each actual Lifetime Plus Payment must either be zero or meet the Minimum Lifetime Plus Payment shown on the Contract Schedule.  If we are unable to structure the initial actual Lifetime Plus Payment to meet these restrictions, Lifetime Plus Payments are not available to you.

While the Contract Value is positive, you can change the frequency and/or amount of Lifetime Plus Payments on each Benefit Anniversary for the following Benefit Year.  You must provide notice of any requested change to the frequency and/or amount of actual Lifetime Plus Payments to our Service Center at least 30 days before the Benefit Anniversary.  We change the payment frequency and/or amount on the Benefit Anniversary and the change remains in effect until the Benefit Anniversary you request another change to the actual Lifetime Plus Payments.  You cannot change the frequency or amount of Lifetime Plus Payments on or after the Business Day the Contract Value is reduced to zero.

An Excess Withdrawal reduces next year’s annual maximum Lifetime Plus Payment on the Benefit Anniversary that occurs after the Excess Withdrawal.  This reduction is proportionate based on the percentage of Contract Value withdrawn on the day we process the Excess Withdrawal. On the Business Day you take an Excess Withdrawal, if the current Benefit Base, after reduction for the Excess Withdrawal, multiplied by the age-based payment percentage of the younger Covered Person on the previous Benefit Anniversary is less than the Minimum Lifetime Plus Payment shown on the Contract Schedule, we send you the total Contract Value, Lifetime Plus Payments stop, and this rider and the Base Contract terminate.

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Income Protector continued from the previous page

Lifetime Plus Payments (continued)
We deduct each actual Lifetime Plus Payment, the Rider Charge, and any Excess Withdrawal proportionately from the Investment Options.  On each Quarterly Anniversary, or on the next Business Day if the Quarterly Anniversary is not on a Business Day, while the Contract Value is positive, we reallocate the Contract Value, and any Bonus Value, among the Investment Options according to your instructions which must comply with any asset allocation restrictions associated with this rider.  You can continue to make transfers between the Investment Options while the Contract Value is positive subject to the provisions set out in the Transfers section of the Base Contract, any asset allocation restrictions associated with this rider, and any market timing restrictions.

When a Lifetime Plus Payment is due, if the Contract Value is positive, but less than the actual Lifetime Plus Payment, we credit the Contract Value with (a) – (b), where:
(a)	is the actual Lifetime Plus Payment; and
(b)	is the Contract Value immediately before we make the actual Lifetime Plus Payment.
We then make the actual Lifetime Plus Payment and reduce the Contract Value to zero.

While you are receiving Lifetime Plus Payments, if the Contract Value is reduced to zero for any reason other than an Excess Withdrawal while this rider is in effect:
•	you can no longer request to receive less than the maximum Lifetime Plus Payment;
•	you can no longer change the frequency of the Lifetime Plus Payments; and
•	you continue to receive the maximum Lifetime Plus Payment at the frequency you previously selected.

Automatic Annual Payment Increases to the Lifetime Plus Payments
Beginning on the Benefit Date, the annual maximum Lifetime Plus Payment only increases through the automatic annual payment increase feature.  We apply any annual payment increase on each Benefit Anniversary after the Benefit Date and before the older Covered Person’s Maximum Birthday shown on the Contract Schedule.  Automatic annual payment increases are no longer available on or after the Business Day the Contract Value is reduced to zero.  If you receive an annual payment increase, we change the Benefit Base.

On each Benefit Anniversary, if you took the entire annual maximum Lifetime Plus Payment during the previous year, you receive an increase to the next year’s annual maximum Lifetime Plus Payment if the Contract Value is greater than the Contract Value on the previous Benefit Anniversary (or on the Benefit Date if this is the first Benefit Anniversary).  If either of these dates do not occur on a Business Day, we use Contract Values from the next Business Day.  For the Benefit Date and each Benefit Anniversary, we exclude from that day’s Contract Value any Daily Transactions.  If the Contract Value has increased, we calculate the percentage of growth between these two Contract Values and increase the annual maximum Lifetime Plus Payment by this percentage.

On each Benefit Anniversary, regardless of whether you took the entire annual maximum Lifetime Plus Payment during the previous year, you receive an increase to next year’s annual maximum Lifetime Plus Payment if the current age-based payment percentage of the younger Covered Person multiplied by the Contract Value, excluding any Daily Transactions, results in a higher annual maximum Lifetime Plus Payment.

If we increase the Contract Value to equal the Death Benefit due to a spousal continuation of the contract during the last Rider Year (or Benefit Year), we also subtract the amount of this increase from the Contract Value we determine on the next anniversary when determining annual payment increases.

The Benefit Base
We base the initial annual maximum Lifetime Plus Payment and the Rider Charge on the Benefit Base.

Beginning on the Rider Effective Date and on each Business Day before the Benefit Date, the Benefit Base is equal to the greater of:
•	the Quarterly Anniversary Value; or
•	the Annual Increase.

On the Benefit Date, the Benefit Base is equal to the greatest of:
•	the Contract Value, excluding any Daily Transactions;
•	the Quarterly Anniversary Value; or
•	the Annual Increase.

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Income Protector continued from the previous page

The Benefit Base (continued)
On and after the Benefit Date, the Benefit Base only changes if you take an Excess Withdrawal or you receive an automatic annual payment increase to the Lifetime Plus Payment.

An Excess Withdrawal reduces the Benefit Base proportionately by the percentage of Contract Value withdrawn as an Excess Withdrawal on the Business Day we process the withdrawal.

An automatic annual payment increase may increase or decrease the Benefit Base as follows.
•
If, at the end of the Benefit Year, you took the entire annual maximum Lifetime Plus Payment, you receive an increase to next year’s annual maximum Lifetime Plus Payment if the Contract Value on the current Benefit Anniversary is greater than the Contract Value on the previous Benefit Anniversary (or on the Benefit Date in the case of the first Benefit Anniversary).  If either of these dates do not occur on a Business Day, we use Contract Values from the next Business Day.  For the Benefit Date and each Benefit Anniversary, we exclude from that day’s Contract Value any Daily Transactions.  If the Contract Value has increased, we calculate the percentage of growth between these two Contract Values and increase the Benefit Base by this percentage; or

•
If the next year’s annual maximum Lifetime Plus Payment increases because the current age-based payment percentage of the younger Covered Person multiplied by the Contract Value, excluding any Daily Transactions, on the current Benefit Anniversary results in a higher annual maximum Lifetime Plus Payment, we increase or decrease the Benefit Base to equal this Contract Value.

Quarterly Anniversary Value

Quarterly Anniversary Value
We only calculate the Quarterly Anniversary Value before the earlier of the older Covered Person’s Maximum Birthday or the Benefit Date.

If the Rider Effective Date is the Issue Date, the Quarterly Anniversary Value on the Rider Effective Date is equal to the Purchase Payment received on the Rider Effective Date.

If the Rider Effective Date occurs after the Issue Date, the Quarterly Anniversary Value on the Rider Effective Date is equal to the Contract Value excluding any Daily Transactions.

At the end of each Business Day we:
•	increase the Quarterly Anniversary Value by the amount of any Additional Purchase Payments received that day; and
•	reduce the Quarterly Anniversary Value proportionately by the percentage of Contract Value withdrawn that day, including any withdrawal charge.

On each Quarterly Anniversary, or on the next Business Day if the Quarterly Anniversary is not on a Business Day, the Quarterly Anniversary Value is equal to the greater of its current value, or the Contract Value excluding any Daily Transactions.

Annual Increase

Annual Increase and the Increase Base
We only calculate the Annual Increase and the Increase Base before the older Covered Person’s Maximum Birthday or the Benefit Date.

If the Rider Effective Date is the Issue Date, both the Annual Increase and the Increase Base on the Rider Effective Date are equal to the Purchase Payment received on the Rider Effective Date.

If the Rider Effective Date occurs after the Issue Date, both the Annual Increase and the Increase Base on the Rider Effective Date are equal to the Contract Value excluding any Daily Transactions.

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Annual Increase continued from the previous page

Annual Increase and the Increase Base (continued)
At the end of each Business Day, we:
•	increase both the Annual Increase and the Increase Base by the amount of any Additional Purchase Payments received that day; and
•	reduce both the Annual Increase and the Increase Base proportionately by the percentage of Contract Value withdrawn that day, including any withdrawal charge.

On each Quarterly Anniversary on or before the Maximum Rider Anniversary, or on the next Business Day if the Quarterly Anniversary is not on a Business Day, the Annual Increase is equal to (a) + (b) x ((c) – (d)), where:
(a) =	the Annual Increase.
(b) =	the Annual Increase Percentage divided by 4.
(c) =	the Increase Base.
(d) =
Purchase Payments received on or after the previous Quarterly Anniversary.  We reduce each of these Purchase Payments proportionately by the percentage of Contract Value withdrawn, including any withdrawal charge, for each withdrawal taken since we received that payment.  If the Rider Effective Date is the Issue Date, then on the first Quarterly Anniversary we exclude from (d) any Purchase Payments received before the first Quarterly Anniversary.

Automatic Resets of the Annual Increase and the Increase Base
Before the earlier of the older Covered Person’s Maximum Birthday or the Benefit Date, on each Quarterly Anniversary, or on the next Business Day if the Quarterly Anniversary is not on a Business Day, we automatically increase both the Annual Increase and the Increase Base to equal the Contract Value, excluding any Daily Transactions, if this Contract Value is greater than the Annual Increase we just calculated.

General Provisions

Removing this Rider from the Base Contract
You can remove this rider from the Base Contract on any Quarterly Anniversary while the Contract Value is positive by Authorized Request within 30 days before a Quarterly Anniversary.  Your request is effective on the Quarterly Anniversary, or on the next Business Day if the Quarterly Anniversary is not a Business Day.

The date this rider is removed is called the Rider Termination Date, and it is shown on the Contract Schedule Addendum.  On the Rider Termination Date, any Lifetime Plus Payments we were making stop, and we deduct any Rider Charge that was accrued but not yet deducted as the final Rider Charge.

If you remove this rider from the Base Contract, it is no longer available for future selection.

Conditions for Termination of this Rider
This rider terminates on the earliest of the following.
•	The Rider Termination Date if you remove this rider from the Base Contract.
•	The date all original Covered Persons no longer qualify as a Covered Person(s) pursuant to this rider.
•	Before the Benefit Date, the older Covered Person’s Maximum Birthday.
•	The Business Day before the Annuity Date.
•	The Business Day we process your request for a full withdrawal, other than a full withdrawal caused by a Lifetime Plus Payment.
•	The Benefit Date if the initial annual maximum Lifetime Plus Payment fails to meet the Minimum Lifetime Plus Payment shown on the Contract Schedule.
•	The Benefit Anniversary that the annual maximum Lifetime Plus Payment fails to meet the Minimum Lifetime Plus Payment shown on the Contract Schedule due to an Excess Withdrawal.
•
Upon the death of an Owner (or Annuitant if the Owner is a non-individual), the end of the Business Day we first receive an Authorized Request of the Death Benefit Payment Option, due proof of death, and any necessary governmental forms from any one Beneficiary.

•	The date of death of the last surviving Covered Person.
•	The Business Day that the Base Contract terminates.

S40844                                                                               6

General Provisions continued from the previous page

Impact of Divorce
In the event that you and your spouse become divorced after you purchase this rider, we will treat any request to reduce or divide benefits under this contract as a request for a Withdrawal of Contract Value payable to you.  The transaction may be subject to any applicable tax or Withdrawal Charge.

Rider Charge
The Rider Charge for this rider is shown on the Contract Schedule.

The Rider Charge is a charge that is assessed against the Benefit Base as an annualized rate that we accrue each day after the Rider Effective Date up to the date the rider terminates.  If any day that we are to accrue this charge is not a Business Day, we use the Benefit Base at the end of the previous Business Day. We deduct the Rider Charge for each quarter on the earlier of the following: (a) the next Quarterly Anniversary, or the next Business Day if the next Quarterly Anniversary is not a Business Day; or (b) when we deduct the final Rider Charge.  We deduct the Rider Charge from the Contract Value on each Quarterly Anniversary before we use that Contract Value to compute any guaranteed values under this contract.

When we deduct the Rider Charge, we deduct it proportionately from the Investment Options.  The deduction of the Rider Charge reduces the Contract Value and any Bonus Value.  The deduction of the Rider Charge does not reduce the amount we use to determine the Free Withdrawal Privilege, the Withdrawal Charge Basis, and the Benefit Base, and is not treated as a Withdrawal when calculating the guaranteed values provided by the Death Benefit.

We deduct the final Rider Charge on the Business Day this rider terminates.  However, if on a Quarterly Anniversary the Contract Value is less than the Rider Charge, we deduct any remaining Contract Value to cover the final Rider Charge and reduce the Contract Value to zero.

If this rider terminates before the Benefit Date due to the death of a Covered Person or Owner or the Annuitant if the Owner is a non-individual, we refund any Rider Charges accrued and deducted after the date of death.  If this rider terminates after the Benefit Date due to the death of a Covered Person or Owner (or Annuitant if the Owner is a non-individual), we will not refund Rider Charges accrued and deducted after the date of death.

We reserve the right to change the Rider Charge for this rider on each Quarterly Anniversary that this rider is in effect, subject to the Maximum Rider Charge shown on the Contract Schedule.  If we increase the Rider Charge, we will send you written notice.

Annuity Provisions

Annuitization
You are required to begin Annuity Payments on the Scheduled Annuity Date unless the Contract Value has been reduced to zero.  If you have begun receiving Lifetime Plus Payments, the Contract Value is positive and you choose to take Annuity Payments under either Annuity Option 1 or 3 of the Base Contract, we make the following guarantees.

If you selected single Lifetime Plus Payments and you choose Annuity Option 1 - Life Annuity where the sole Annuitant is the sole Covered Person, then the Annuity Payments are equal to the greater of:
•	the Option 1 annual payment based on the terms of the Base Contract; or
•	the current annual maximum Lifetime Plus Payment available to you.

If you selected joint Lifetime Plus Payments and you choose Annuity Option 3 - Joint and Last Survivor Life Annuity with payments to continue at a level of 100% to the surviving Joint Annuitant and the Joint Annuitants are the Joint Covered Persons, then the Annuity Payments are equal to the greater of:
•	the Option 3 annual payment based on the terms of the Base Contract; or
•	the current annual maximum Lifetime Plus Payment available to you.

The Annuity Payments must meet the Minimum Annuity Payment shown on the Contract Schedule.

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In all other respects the provisions, conditions, exceptions and limitations contained in the Base Contract remain unchanged.

Signed for the Company at its home office.

Allianz Life Insurance Company
of North America
[                                                                                                           ]
Gretchen Cepek                                                            Walter White
Secretary President

S40844                                                                               8